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Exhibit 11.01



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                                                                   Exhibit 11.01

                                MACROMEDIA, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED           YEAR ENDED              YEAR ENDED
                                                           MARCH 31, 1997        MARCH 31, 1996         MARCH 31, 1995
                                                           --------------        --------------         --------------
Net income (loss)                                            $ (5,920)               $ 23,002               $  6,538

Weighted average number of shares outstanding:

        Common                                                 37,488                  34,899                 30,362

        Number of common stock
        equivalents as a result of
        warrants outstanding                                       --                      --                      6

        Number of common stock
        equivalents as a result of stock
        options outstanding                                        --                   4,145                  4,046

                                                             ========                ========               ========
Total                                                          37,488                  39,044                 34,414
                                                             ========                ========               ========

Net income (loss) per common stock and
common stock equivalent share                                $  (0.16)               $   0.59               $   0.19
                                                             ========                ========               ========


All income per share amounts and number of shares have been retroactively stated to reflect a two-for-one stock split which became effective October 16, 1995.



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